Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation, by reference in the Registration Statement on Form S-8 (File No. 333-287845) under the Securities Act of 1933 of our report dated June 10, 2024, with respect to the consolidated balance sheet of Wellchange Holdings Company Limited and its subsidiaries (collectively the “Company”) as of December 31, 2023, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes, appearing in the annual report in the Form 20-F filed on May 13. 2026, under the Securities Act of 1934 (File No.: 001-42294).

San Mateo, California	WWC, P.C.
May 13, 2026	Certified Public Accountants
PCAOB ID No. 1171